1 Fountain Square Chattanooga, TN 37402 www.unum.com FOR IMMEDIATE RELEASE Contacts MEDIA Michael Hanretta (423) 637-3588 OR Brad Carmony bcarmony@unum.com INVESTORS Tom White tawhite@unum.com news Unum names Martha Leiper executive vice president and chief investment officer CHATTANOOGA, Tenn. (Oct. 21, 2019) – Unum Group (NYSE: UNM) today announced the appointment of Martha Leiper as executive vice president and chief investment officer for the company effective October 21. She is responsible for the investment and asset management strategies of Unum’s $51 billion portfolio (size excludes policy loans). Leiper previously held leadership roles of increasing responsibility with Unum from 1985-2010, most recently as senior vice president and deputy chief investment officer. “We are delighted to welcome Martha back to Unum. She brings deep experience in the financial services sector and has successfully managed investment strategy through mergers and acquisitions and times of economic uncertainty,” said Richard P. McKenney, Unum Group president and CEO. “Martha has a proven ability to leverage investment opportunities across an organization and then allocate capital to drive and accelerate growth strategy. It’s great to have her back on the team.” Most recently, Leiper served as senior vice president, corporate finance and enterprise money movement with USAA, a diversified financial services group of companies serving people and families who serve, or served, in the United States Armed Forces. In addition to managing the USAA portfolio, she served as a senior risk officer, led an investments system modernization initiative and oversaw a variety of corporate finance functions. Leiper holds an MBA and a Bachelor of Science in Business Administration and Finance from the University of Tennessee. She maintains numerous professional designations, is active in industry associations, and has held board roles with non- profit organizations. # # # ABOUT UNUM Unum Group provides a broad portfolio of financial protection benefits and services through the workplace, and is a leading provider of disability income protection worldwide. Through its Unum US, Unum UK, Unum Poland, and Colonial Life businesses, the company provides disability, life, accident, critical illness, dental and vision benefits that protect millions of working people and their families. Unum also provides leave and absence management services that streamline the leave experience for employers and employees, and stop-loss coverage to help self-insured employers protect against medical costs. Unum reported revenues of $11.6 billion in 2018 and paid $7.2 billion in benefits. For more information, connect with us on Facebook, Twitter and LinkedIn. UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.